UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 30, 2012
(Date of earliest event reported)

Texas Rare Earth Resources Corp.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-53482 (Commission File Number)	87-0294969 (IRS Employer Identification No.)

304 Inverness Way South, Suite 365 Englewood, CO 80112 (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code:   (303) 597-8737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Directors

Appointment of Cecil C. Wall

On July 30, 2012, Mr. Cecil C. Wall was appointed as a director to the Corporation.  Mr. Wall will serve on the Corporation’s Audit Committee and Compensation Committee.

Mr. Wall attended Carbon County College and Utah State University. In 1969, he acquired control of a publically traded company, Altex Oil Co. (formerly known as Mountain Valley Uranium), listed on the American Stock Exchange. Under Mr. Wall’s leadership, Altex established a 20,000 acre position in what became the Greater Altamont Field at Altamont, Utah. Mr. Wall sold his interest in Altex in 1985. Mr. Wall was also part of the founding group for the 2007 reorganization of Standard Silver Corp. which became the Corporation. He sat on the the Corporation board of directors and served as the Secretary and Treasurer from January 2004 to April 2012. He is currently the manager for C-Wall Investment Company, LLC, a Utah Limited Liability Company. In addition, he is the president of several family-owned private companies, and he brings wide business experience and close relations with many of the original shareholders.

The Corporation has not engaged in any material transaction in which Mr. Wall or a person related to Mr. Wall had a direct or indirect material interest, outside of Mr. Wall’s former service as Secretary and Treasurer of the Corporation.  Mr. Wall beneficially owns 598,000 shares of the Corporation’s common stock. As previously disclosed by the Corporation in its Form 10-K for 2011, in April 2011, the Corporation issued Cecil C. Wall a 5-year option to purchase 90,000 shares of the Corporation’s common stock at $4.70 per share as compensation for serving as a member of the Corporation’s board of directors, valued at $423,000.  Mr. Wall has not exercised these options. Mr. Wall, Daniel E. Gorski, a director and  Chief Executive Officer of the Corporation and G.W. McDonald have entered into a joint filing agreement in which they agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Corporation. They may be deemed to be the collective beneficial owners of 10,198,000 shares of the Corporation’s common stock (27.9%), as set forth in a joint Schedule 13D filed by Messrs. Gorski, Wall and McDonald with the SEC on June 11, 2012.

Appointment of Dr. Philip Goodell

On July 30, 2012, Dr. Philip Goodell was appointed as a director to the Corporation.  Mr. Goodell will serve on the Corporation’s Nominating and Corporate Governance Committee.

Dr. Goodell holds a BS in solid state physics (Yale 1964), a MS in Geology (Harvard 1966) and a PhD in Geology (Harvard 1970). He is currently an associate Professor of Geology at The University of Texas at El Paso and has been in residence there since 1975. He has successfully sponsored 26 MS and 19 PhD candidates. In addition to his academic accomplishments, Dr. Goodell has wide experience in the mining industry and has consulted for St. Joe Minerals, Exxon Minerals, Chevron Minerals Corporation, Cameco Corp., MAG Silver Corp., and Energy Metals, Inc., among others. One of the theses sponsored by Dr Goodell, authored by W. M. Shannon, contained much of the basic research on the Round Top area that initially stimulated interest in the rare metals found there.

The Corporation has not engaged in any material transaction in which Mr. Goodell or a person related to Mr. Goodell had a direct or indirect material interest.  Mr. Goodell beneficially owns 5,000 shares of the Corporation’s common stock.

Appointment of Dr. Nicholas Pingitore

On July 30, 2012, Dr. Nicholas Pingitore was appointed as a director to the Corporation.  Mr. Pingitore will serve on the Corporation’s Audit Committee and Nominating and Corporate Governance Committee.

Dr. Pingitore holds an AB degree from Columbia College (NYC, 1965) and a Masters (ScM) and PhD from Brown University (Providence RI, 1968 & 1973) in Geology. Since 1977, he has held a full-time faculty appointment at UTEP. In addition to being a Texas Licensed Geoscientist, Dr. Pingitore is a member of the American Chemical Society, Geochemical Society, American Association for the Advancement of Science, American Geophysical Union, Materials Research Society, Mineralogical Society of America, Society for American Archaeology, Society for Commercial Archaeology, American Rock Art Research Association, International Society for Reef Studies, Society of Economic Paleontologists and Mineralogists, and Society of the Sigma Xi. He has served for 25 years as Director of UTEP’s Electron Microprobe Laboratory, and he expects to use this instrument to study the Round Top minerals. The 2,500-foot-square geochemical laboratory that Dr. Pingitore also anticipates using to conduct research sponsored by the Corporation includes three x-ray fluorescence units, a high resolution inductively coupled plasma mass spectrometer, various optical microscopes, and sample preparation facilities. Since 2000, he has been project director of approximately $7,000,000 in research funding, and a co-investigator on another $10,000,000 in grants. He has established a record for successfully managing and completing large institutional projects on time and on budget. Dr. Pingitore considers Round Top to be a national treasure. He is ready to bring his wide geologic and chemical experience, his project skills, and his insight from decades of investment in the extractive industries, to help unlock the riches of this deposit

The Corporation has not engaged in any material transaction in which Mr. Pingitore or a person related to Mr. Pingitore had a direct or indirect material interest.  Mr. Pingitore beneficially owns 37,978 shares of the Corporation’s common stock.

Appointment of James R. Wolfe

On July 30, 2012, James R. Wolfe was appointed as a director to the Corporation.  Mr. Wolfe will serve on the Corporation’s Compensation Committee and Corporate Governance and Nominating Committee.

Mr. Wolfe and the firm he co-founded in 1995, Pacific Materials Resources, Inc. (“PMR”), were among the pioneers of the China-U.S. rare earth industry and trade. As Vice President of PMR from 1995 to 2010, Mr. Wolfe interfaced between the major rare earth producers in China and a broad spectrum of rare earth consumers in the U.S. Prior to founding PMR, from 1992 to 1995, Mr. Wolfe was President of MPV Lanthanides, Inc., a rare earth joint venture between China Metallurgical Import/Export of Inner Mongolia and U.S. interests. From 1979 to 1995, Mr. Wolfe’s professional interests centered on resource recovery from industrial and mining wastes. He served as a consultant to the steel industry, co-founded Exmet Corporation (zinc from smelter dust) and served as Executive Vice President of Williams Strategic Metals, Inc. and its predecessor, Nedlog Technology Group, Inc. Mr. Wolfe developed and implemented projects for the recovery of cobalt from slags, indium from smelter dusts, and rare earths from mine tailings. In 1970, while he was employed by the Lawrence Livermore Laboratory, Mr. Wolfe invented and patented a plasma method for producing ultra-fine refractory metal carbides. He co-founded Cal-Met Industries, Inc. in 1973 to commercialize the plasma technology. Cal-Met was bought by Fansteel Corporation in 1975. Mr. Wolfe was employed by Fansteel from 1975 to 1979 to implement the plasma technology for the manufacture of drill bits and cutting tools. Mr. Wolfe was employed by the AVCO Corporation as a space research scientist from 1965 to 1968, while working for his doctorate. Mr. Wolfe received his BS and MS in Metallurgical Engineering from the University of Washington and his PhD from the University of Missouri-Rolla in 1968. He is currently the Secretary and Trustee of The Biella Foundation.

The Corporation has not engaged in any material transaction in which Mr. Wolfe or a person related to Mr. Wolfe had a direct or indirect material interest.

Appointment of John Tumazos

On  August 2, 2012, Mr. John Tumazos was appointed as a director to the Corporation.  Mr. Tumazos will serve as non-executive Chairman of the Board.

Mr. Tumazos holds degrees from Carnegie-Mellon University. (B.S. Management Sciences & Economics and M.S. Industrial Administration). Mr. Tumazos’s business career includes positions as Senior Vice President,

Oppenheimer & Co., Inc. (2/81 to 5/88), Vice President, Equity Research Department, specializing in metals securities, Donaldson, Lufkin & Jenrette (5/88 to 12/96) and Senior Vice President, Metals and Paper Analyst, Prudential Financial (7/01 to 6/07). Mr. Tumazos provided valuation testimony to the Federal Supreme Court of Canada in the largest property damages case in Canadian history in 1985, valuation in a large U.K. gold mine litigation, served the U.S. Department of Justice to enforce an antitrust divestiture in the steel industry, and has advised five other publicly traded companies in fairness opinions for mergers in the U.S. and Canada. In 2007, he formed his own company, John Tumazos Very Independent Research, LLC. He has specialized in the resource sector and has published approximately 20 research reports per month to over 50 customers totaling over 1,200 reports since July 2007. He has served as a financial advisor to seven emerging mining companies, including the Corporation. Mr. Tumazos was instrumental in the Corporation obtaining financing in 2011.

Except for (i) the stock options granted to Mr. Tumazos in relation to his appointment as non-executive Chairman of the Board, as described below, and (ii) the grant in 2011 of 149,000 warrants to purchase shares of the Corporation’s common stock at a price of $2.50, pursuant to an advisory agreement between Mr. Tumazos and the Corporation to advise the Corporation in potential mergers, acquisitions, joint ventures or introduction of capital sources or other advisory assignments as may arise, which expired on February 3, 2012, the Corporation has not engaged in any material transaction in which Mr. Tumazos or a person related to Mr. Tumazos had a direct or indirect material interest.  Mr. Tumazos owns 945,050 shares of the Corporation’s common stock.

In relation to Mr. Tumazos’ appointment as a director, the Corporation has granted Mr. Tumazos two five-year options, each vesting 1/36 at the end of each month over a 36 month period, to purchase (i) 1,000,000 shares of common stock of the Company, at an exercise price of $0.50 per share, and (ii) 900,000 shares of common stock of the Company, at an exercise price of $1.00 per share.

Appointment of Chief Executive Officer

On July 30, 2012, Mr. Daniel Gorski was appointed the Chief Executive Officer of the Corporation.  Mr. Gorski was previously the Interim Chief Executive Officer of the Corporation.  Mr. Gorski remains a director to the Corporation.

Mr. Gorski holds a BS degree from Sul Ross State College and a MA in Geology from the University of Texas at Austin. Mr. Gorski began his career in the mining business in 1968 as a staff geologist. In 1996, Mr. Gorski co-founded Metalline Mining Co. and managed their Sierra Mojada, Coahuila operation until 2004. In 2005, he was part of the founding group of High Plains Uranium which was later merged into Energy Metals Corp. and later Uranium One. Mr. Gorski became President and CEO of Standard Silver Corp. now renamed Texas Rare Earth Resources Corp., in March of 2007. In May 2011, Mr. Gorski stepped down to become Chief Operating Officer of the Corporation and resigned that position on January 1, 2012.

Mr. Gorski  is not related by blood or marriage to any of the Corporation’s directors or executive officers or any persons nominated by the Corporation to become directors or executive officers. The Corporation has not engaged in any transaction in which Mr. Gorksi or a person related to Mr. Gorski had a direct or indirect material interest, outside of Mr. Gorski’s former employment with the Corporation as its Chief Executive Officer and subsequently Chief Operating Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS RARE EARTH RESOURCES CORP.

DATE: August 3, 2012	By:	/s/ Daniel Gorski
Daniel Gorski Chief Executive Officer